Exhibit 99.1

Filed by Citigroup Inc. pursuant to Rule 425

under the Securities Act of 1933 and

deemed filed pursuant to Rule 13e-4(c)

under the Securities Exchange Act of 1934

Subject Company: Citigroup Inc.

Commission File No. 1-9924.

FOR IMMEDIATE RELEASE

Citigroup Inc. (NYSE: C)

April 17, 2009

Citi Provides an Update on Timing of Exchange Offers

NEW YORK — Citi (NYSE:C) announced today that it continues to finalize definitive documentation with the U.S. government regarding the government’s previously announced commitment to exchange a portion of its preferred shares with an aggregate liquidation value of up to $25 billion for interim securities and warrants.  Citi is also working to complete the customary SEC review process with respect to the public exchange offers announced on February 27, 2009. Although significant progress has been made on these matters, the process is not yet complete.

Additionally, the U.S. government is finalizing its previously announced industry stress tests, the results of which are anticipated to be available in the near term.

Given the now anticipated proximity of the announcement of stress test results by the U.S. government, the proposed exchange offer will not be launched until the conclusion of the industry stress tests.

Citi also confirmed its intention to continue to pay full dividends on the preferred shares through and until the closing of the public exchange at which point these dividends will be suspended.  As previously announced, it is Citi’s intention not to pay common stock dividends during this period.  Citi also reconfirms that it has no plans to suspend distributions at current rates on its Trust Preferred Securities and Enhanced Trust Preferred Securities.

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries.  Through its two operating units, Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management.  Additional information may be found at www.citigroup.com or www.citi.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed public exchange offer, Citi has filed a Registration Statement on Form S-4 that contains a prospectus and related exchange offer materials with the Securities and Exchange Commission (the “SEC”) on March 19, 2009. This registration statement has not yet become effective. Citi will mail the prospectus to the holders of its series of convertible and non-convertible public preferred stock and TruPs and ETruPs that may be eligible to participate in the exchange offer. Holders of these series of preferred stock, TruPs and ETruPs are urged to read the prospectus and related exchange offer materials because they contain important information.

You may obtain a free copy of any of the documents filed by Citi with the SEC through the SEC’s website at www.sec.gov. Free copies of these documents may also be obtained by accessing Citi’s website at www.citigroup.com and clicking on the link for “Investors” and then clicking on the link for “All SEC Filings” or by contacting Citigroup at the following address or telephone number: Citigroup Document Services, 540 Crosspoint Parkway, Getzville, NY 14068, or within the United States, at +1-877-936-2737 or outside the United States, at +1-716-730-8055, or by e-mailing a request to docserve@citigroup.com.

Contacts

Media:	Jon Diat	(212) 793-5462
	Michael Hanretta	(212) 559-9466
	Stephen Cohen	(212) 793-0181

Investors:	John Andrews	(212) 559-2718
	Scott Freidenrich	(212) 559-2718

Fixed Income Investors:	Craig Leslie	(212) 559-5091